Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES I AND II CLASS B PREFERRED STOCK SHAREHOLDERS

LITTLE ELM, Texas, December 27, 2016 — Retractable Technologies, Inc. (NYSE MKT: RVP) announced today that its Board of Directors has declared dividends to holders of its Series I Class B and Series II Class B Convertible Preferred Stock in the amounts of $12,312.50 and $42,800.00, respectively.  The dividend amount is $0.125 per share for Series I Class B shareholders and $0.25 per share for Series II Class B shareholders.  Dividends have accrued at 10% per annum and cover amounts in arrears from and including October 1, 2016 through date of conversion or December 31, 2016, whichever is applicable.  The dividends will be paid on January 16, 2017 to shareholders of record as of the close of business on January 6, 2017.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010